Exhibit 99.2

Katharine Weymouth Elected a Director of

The Washington Post Company

WASHINGTON—September 23, 2010—The Washington Post Company (NYSE: WPO) announced today that Katharine Weymouth has been elected to the Board of Directors. Her election increases the Company’s board to 12 members.

Weymouth is chief executive officer of Washington Post Media, a unit of The Washington Post Company that includes The Washington Post, Express and El Tiempo Latino, and publisher of The Washington Post. She was named to both positions in February 2008. She had been vice president of advertising for The Washington Post since January 2005.

Weymouth joined the Post in 1996 as assistant counsel. After two years, she moved to Washingtonpost.Newsweek Interactive (WPNI), then the online publishing subsidiary of The Washington Post Company, as associate counsel. In 2000, Weymouth returned to the newspaper, where she served as the advertising department’s liaison between the Post and WPNI. She became director of the advertising department’s Jobs unit in 2002 and was named director of advertising sales in April 2004.

She earned a BA magna cum laude from Harvard College in 1988 and a JD from Stanford Law School in 1992. Following law school, she clerked on the Ninth Circuit Court of Appeals for one year. She practiced law at Williams & Connolly in Washington, DC, from 1993-1996.

Weymouth is a great-granddaughter of Eugene Meyer, who bought The Washington Post in 1933. She lives in Washington, DC, with her three children.

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Press Contact:

Rima Calderon

(202) 334-6617

calderonr@washpost.com